FOR IMMEDIATE RELEASE
For more information, contact:
Richard L. Bergmark, + 1 713 328 2101
investor.relations@corelab.com

CLB Q3 2013: NEW TECHNOLOGY DRIVES MOST PROFITABLE QUARTER EVER;
ALL-TIME QUARTERLY HIGHS FOR EPS, NET INCOME AND REVENUE;
YTD FCF UP 43% Y-O-Y TO RECORD $184,000,000;
CLB INCREASES Q4 2013 EPS GUIDANCE

AMSTERDAM (16 October 2013) - In the third quarter of 2013, Core Laboratories N.V. (NYSE: "CLB US" and NYSE Euronext: "CLB NA") posted the most profitable quarter in Company history. The record results were driven primarily by the introduction of new technology and related services, especially by the Company’s Production Enhancement operations. This marked the fourth consecutive quarter in which Core has posted all-time quarterly records for earnings per diluted share ("EPS"), net income, and revenue. The Company's third quarter 2013 EPS increased 20% to $1.36, the largest percentage increase in five quarters, excluding items referenced in the non-GAAP reconciliations. Third quarter net income increased 16% to $62,284,000, ex-items, from the year earlier period, while operating income, ex-items, increased 15% to $85,114,000 from the same year-ago quarter. Revenue for the third quarter of 2013 increased 11% to $273,163,000 from the third quarter of 2012. Year-over-year quarterly operating margins increased 120 basis points to a third quarter record 31% while quarterly year-over-year incremental margins reached 41%, ex-items.

Third quarter 2013 free cash flow ("FCF"), defined as cash from operations less capital expenditures, reached $65,094,000, up 55% from the year-earlier quarter and an all-time high for any third quarter in Company history. During the quarter, FCF exceeded net income as Core turned 24 cents of every revenue dollar into FCF, the highest of all major oilfield service companies. For the third quarter of 2013, Core returned $70,472,000 to its shareholders via dividends of approximately $14,617,000 and share repurchases totaling approximately $55,855,000. The Company repurchased 362,776 shares in the quarter, lowering Core's outstanding diluted share count to 45,661,000, a 15-year low. The Company's Shareholder Capital Return Program has returned almost $1.6 billion to its shareholders via diluted share count reductions and special and quarterly dividends over the past 11-year period.

The Company's improved year-over-year and sequential quarterly results reflect Core's growth strategy of adding new technologies and services while continuing to focus on international crude-oil developments, especially deepwater, as well as unconventional tight-oil plays, not only in North America, but also those with world-class potential in Russia and North Africa, among others.

Comparing the first nine months of 2013 with those of 2012, ex-items, Core's EPS increased 16% to $3.89 and net income increased 13% to $179,704,000. Revenue increased 10% to $797,229,000. Operating margins for the first nine months of 2013 were 31%, up 100 basis points from the year-earlier period. FCF for the first three quarters of 2013 exceeded net income and reached a record $183,660,000, up 43% from $127,996,000 in the year-earlier nine-month period. Core's FCF has exceeded net income in seven of the last eleven years.

As reported in previous quarters, the Board of Supervisory Directors ("Board") of Core Laboratories N.V. has established an internal performance metric of achieving a return on invested capital ("ROIC") in the top decile of the service companies listed as Core's peers by Bloomberg Financial ("Comp Group"). Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC was the highest in its oilfield services Comp Group. Moreover, the Company had the highest ROIC to Weighted Average Cost of Capital ("WACC") ratio in its Comp Group.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management. All operating results exclude foreign currency translations and one-time items from the year-ago quarter.

Reservoir Description

Reservoir Description operations, which focus primarily on worldwide crude-oil developments, reported an all-time quarterly high revenue of $131,533,000 for the third quarter of 2013, up 6% from year-ago levels even though the international rig count was up just 4% from the year-over-year quarterly period. Operating income was $36,184,000, yielding operating margins of 28% which were impacted by higher than normal Company general and administrative costs while gross margins for the quarter expanded sequentially to 33.7%.

In North America, Core worked numerous projects from the Williston Basin evaluating the Bakken and Three Forks formations, a large reservoir rock project from the Niobrara in the Denver Basin, two projects from the Paradox Basin, and several Wolfberry reservoir rock and reservoir fluids studies from the Permian Basin. Although the Company has extensive operations in the Niobrara region and in the Gulf of Mexico, no significant revenue was lost to weather in the quarter.

In South America, the Company continued to reduce its exposure to the Venezuela market while further expanding its Bogota, Colombia, laboratory facility. Projects from Colombia, Ecuador, and Peru were completed in the quarter.

In the Middle East, large-scale projects continued in both southern Iraq and Kurdistan, along with several enhanced oil recovery projects in Kuwait, the United Arab Emirates, Saudi Arabia, and Oman. Several Middle Eastern countries continue to evaluate the potential for large shale gas developments. A higher emphasis is being placed on producing natural gas as the substitute fuel for electric power generation and desalination facilities, thereby enabling greater exports of crude oil.

In Asia-Pacific, the Company has completed the expansion of its Australian headquarters facility in Perth and opened an additional facility in Brisbane. The Australian expansions were in response to requests from major oil company clients to increase Core’s capacity to analyze reservoir rock and fluids samples from several potential unconventional plays in the Cooper and Canning basins. Evaluations of vertical cores are underway with several horizontal cores expected in the fourth quarter of 2013. Analyses of associated reservoir fluids samples are critical as high levels of CO2 have been detected in Cooper basin natural gas streams. Although CO2 lowers the BTU content of the natural gas, it could become a future source of miscible gases that could be utilized to boost liquids production rates and ultimate recovery levels in related tight oil developments. Core expects Australian unconventional projects to expand significantly in 2014.

In response to major client demands to fill a technology void, Core Laboratories has initiated a major upgrade to offer state-of-the-art digital core analyses data sets by significantly improving sample selection, preparation, and nondestructive data-capturing methodologies. The Company is currently working with a leading developer of artificial intelligence ("AI") systems to employ AI as well as Core's internal “big data” cloud computing capabilities. These efforts will be used to improve the complex algorithms needed to more precisely and accurately model pore and pore-throat distributions throughout the reservoir network. The state-of-the-art service will be particularly valuable in characterizing the pore systems and associated nanodarcy inter-pore connective systems of unconventional tight-oil (shale) reservoir sequences. The

Company plans to bolster the digital data sets with existing and robust measured petrophysical “big data” sets from hundreds of thousands of feet of core from world-class tight-oil developments from the Eagle Ford, Niobrara, Bakken, Bazhenov (Russia), Silurian Gothlandian (North Africa), and Vaca Muerta (Argentina) formations, among others. These worldwide data bases are accessible through Core’s proprietary Reservoir Information Browser ("RIB®") and Reservoir Applied Petrophysical Integrated Data ("RAPIDTM") system which compose part of Core’s “big-data” cloud. This effort will provide clients meaningful digital core data sets on a worldwide basis for the first time. The results can be applied in efforts to significantly increase recovery from tight-oil plays to low-teen percentage rates from high single-digit percentage rates.

Production Enhancement

Core's Production Enhancement operations, focusing primarily on North American tight-oil developments, posted its best quarter ever, with revenues increasing 18% to a record $119,511,000, while operating income climbed 38% to $42,569,000 from the year-earlier period. Operating margins increased over 400 basis points over year-earlier levels to a record 36%. The successful introduction of new technologies and related services to increase initial hydrocarbon flow and maximize ultimate hydrocarbon recovery rates from horizontal well developments of unconventional tight-oil plays in North America underpinned the results. These results indicate significant revenue and operating income outperformance by Production Enhancement operations versus North American activity levels, where year-over-year rig counts, permits, and the number of wells drilled have decreased, although those decreases have been more than offset by the increasing stage counts and greater horizontal well footage being drilled. Core believes that over the next five years, horizontal wells will become the norm in developing not only unconventional resources, but a broad array of conventional reservoirs around the globe.

The Company has realized rapidly increased demand for its FlowProfilerTM service, a proprietary oil-based tracer technology, three years in development, that identifies zones and quantifies oil flow, or the lack thereof, from multistage horizontal well completions and stimulations in unconventional tight-oil plays. FlowProfiler technology and the analytical methodology for identifying the oil-soluble tracers are the protected intellectual property of Core.

FlowProfiler technology employs a specific, unique oil-soluble tracer, or combination of unique oil-soluble tracers, introduced into specific and isolated stages via the stimulating proppant stream. The unique oil-soluble tracers are absorbed by the crude oil associated with each stage. When the well is flowed, crude oil samples are collected and analyzed by gas chromatography - mass spectrometry to identify and quantify flows from each stage. Stages not at optimum flow rates can be identified, precipitating remedial efforts to increase flow and recovery rates, and to provide valuable insight to future wells.

Because this powerful technology can help maximize initial flow and estimated ultimate recovery ("EUR") rates for virtually all unconventional tight-oil plays, Core has been recommending closer well spacings, longer laterals with more and shorter stages, and pumping proppant to “screen-out” for all stages. While these applications can increase well costs by as much as 20%, the additional expenses are clearly offset by the potential for a 40%-60% increase in EURs in certain tight-oil plays.

Core’s Production Enhancement operations continue to introduce breakthrough perforating technology. The Company believes that its revolutionary Fracorating SystemTM technology should change the methodology of perforating and stimulating horizontal wells in both unconventional tight-oil and conventional reservoirs worldwide. Just as horizontal wells are currently used to increase production, reserves, and ultimate hydrocarbon recovery rates in the shallow waters in the Gulf of Mexico, Core sees that horizontal well developments will be successfully used in severely damaged reservoirs in southern Iraq, undersaturated reservoirs in northern Iraq, and conventional reservoirs throughout the Middle East, as well as other international petroleum provinces. Core’s multi-year effort to develop game-changing technology is directly tied to the expected increasing usage of horizontal well developments worldwide over the next decade.

Core’s Fracorating SystemTM technology combines its HTD-BlastTM delivery system with new horizontal-orienting technologies to ensure that perforating charges are fired into the reservoir in the direction of maximum stress. Penetrating the reservoir into the direction of maximum stress promotes greater flow and recovery rates of hydrocarbons. In most horizontal wells, this would mean perforating at the 0-degree and 180-degree marks in the wellbore, rather than perforating the entire 360-degree circumference of the wellbore. Core has also developed KodiakTM energetic technology that combines the Company's High Efficiency Reservoir Optimization ("HERO®") technology, now API certified as the industry's deepest penetrating perforating charge, with potassium perchlorate accelerator propellant pellets to boost the effectiveness of the perforating/stimulating event. The detonation of the perforating charge initiates a complex, sequentially oxidizing reaction of the potassium perchlorate (solid rocket fuel) pellet, thereby generating a high-pressure pulse of gases. This pulse initiates and propagates fractures ("mini-fracs") into the unconventional reservoir sequence, allowing for cleaner perforation tunnels, improvement of stimulant/proppant injection, and increased hydrocarbon production. Moreover, the two aligned directions of perforating tunnels, coupled with the propellant-activated mini-frac, should reduce the frac breakdown pressure of the reservoir. Lowering the formation frac breakdown pressure should, in turn, reduce the amount of compressive horsepower needed at the surface, thereby lowering frac stimulation costs.

The Company believes that combining HTD-Blast, horizontal oriented perforating, and Kodiak technologies creates a Fracorating System technology with the potential to substantially increase reservoir performance, while reducing completion and stimulation costs in unconventional tight-oil developments and conventional reservoirs worldwide.

Reservoir Management

Reservoir Management operations posted its best third quarter in Company history, as revenue reached $22,119,000 and operating income climbed to $6,474,000. Operating margins were 29%.

Reservoir Management initiated two joint-industry projects in the third quarter. The first is a project in the Williston Basin targeting the tight oil of the entire Three Forks section, which is charged from the overlying Bakken. The project is focused on characterization of this difficult-to-evaluate reservoir and where to land the horizontal wells to maximize well performance and recovery factors. The second project is a study in the Appalachian Basin of the emerging Upper Devonian shales in the liquids window. This project is a follow-on to Core’s highly successful Marcellus and Utica - Point Pleasant projects in the basin. Targeted shale intervals include the Rhinestreet, Geneseo, Burkett, and others.

In addition, Reservoir Management has been conducting a number of proprietary projects. Several of these have been focused on evaluating the links between reservoir quality and post-frac production performance in the Wolfcamp shale in the greater Permian Basin. The reservoir’s complexity and highly variable production performance is creating opportunities for several operators. Preliminary results of Core’s large proprietary project in the Delaware Basin have been presented, resulting in better definition of the “sweet spot” of the play and optimal allocation of the operator’s capital.

Reservoir Management also completed a proprietary project for an operator, evaluating the fracture stimulation designs and well performance of a potential newly emerging play. Recommendations for optimizing the stimulation for improved well performance will be implemented for new wells to be drilled in the next quarter.

Internationally, Reservoir Management continues to concentrate on the deepwater of the Golden Triangle area, completing its most recent study of the West African Sub-Salt petroleum province. In total, the Company is working on, or has completed, 14 major studies in the Golden Triangle, an area bounded by the Gulf of Mexico, eastern Brazil, and West Africa.

Free Cash Flow, Share Repurchases, Dividends, Capital Returned To Shareholders

During the third quarter of 2013, Core Laboratories generated $74,147,000 of cash from operating activities and had capital expenditures of $9,053,000, yielding $65,094,000 in FCF. This is the highest level of FCF ever generated in any third quarter in Company history.

For the first nine months of 2013, Core has converted 24 cents of every revenue dollar into FCF, the highest conversion rate of all major oilfield service companies. Moreover, Core's revenue-to-FCF conversion rate of 24% is significantly greater than the most recent pre-tax operating income margins for the largest oilfield service companies. Year-to-date, Core’s FCF exceeds net income and reached a nine-month record of $183,660,000, up 43% year-over-year.

The FCF in the third quarter, along with borrowings from the Company's revolving credit facility, was used to pay $14,617,000 in cash dividends and to repurchase 362,776 shares at an average price of approximately $153.97 per share. Core's outstanding diluted share count of 45,661,000 shares stands at a 15-plus year low. Moreover, for the last 16 of 19 quarters the Company’s Share Repurchase Program has delivered a volume weighted average price for repurchased shares that has been lower than the closing share price of CLB shares on the last day of that quarter. In all, Core has reduced its diluted share count by almost 38,000,000 shares and has returned almost $1.6 billion to its shareholders via diluted share count reductions, special dividends, and quarterly dividends since implementing its Shareholder Capital Return Program over 11 years ago.

On 9 July 2013, the Company's Board announced a quarterly cash dividend of $0.32 per share of common stock that was paid on 19 August 2013. Dutch withholding tax was deducted from the dividend at the rate of 15%.

On 8 October 2013, the Board announced a quarterly cash dividend of $0.32 per share of common stock payable in the fourth quarter of 2013. The fourth quarter cash dividend will be payable on 20 November 2013 to shareholders of record on 18 October 2013. Dutch withholding tax will be deducted from the dividend at a rate of 15%. Dividends for 2013 will equal a total payout of $1.28 per share of common stock, which represents a 14.2% increase over the amount paid in 2012.

Return On Invested Capital

As reported in previous quarters, the Company's Board has established an internal performance metric of achieving an ROIC in the top decile of the oilfield service companies listed as Core's peers by Bloomberg Financial. The Company and its Board believe that ROIC is a leading performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe shareholders will benefit if Core consistently performs in the highest ROIC decile among its Bloomberg peers. According to the latest financial information from Bloomberg, Core Laboratories' ROIC was the highest of any of the oilfield service companies listed in its Comp Group. Several of the peer companies failed to post ROIC that exceeded their WACC, thereby eroding capital and shareholder value. Core's ratio of ROIC to WACC is the highest of any company in the Comp Group.

Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, Carbo Ceramics, FMC Technologies, Baker Hughes, Cameron International, Oceaneering, National Oilwell Varco, and Oil States International, among others. Core will update its ROIC as compared with the oilfield services sector for the third quarter 2013 in its fourth quarter 2013 earnings release.

Fourth Quarter 2013 Earnings Guidance, 2014 Outlook

Core Lab anticipates that fourth quarter 2013 North American activity levels will remain similar to third quarter levels, while international activity will continue with moderate increases. Therefore, Core expects fourth quarter 2013 revenue to range between $278,000,000 and $281,000,000, with EPS in the $1.39 to $1.40 range. FCF for the quarter is expected to be approximately $70,000,000 or greater, once again exceeding net income for the period. This operational guidance excludes any foreign currency translations or any shares that may be repurchased in the fourth quarter, other than those previously disclosed. A 24.5% effective tax rate is assumed for the fourth quarter.

This fourth quarter guidance reflects Core's ability to continue to grow year-over-year revenues above the increase in worldwide activity levels. This is evident in third quarter 2013 results wherein all three of the Company's operating segments increased year-over-year quarterly revenue totals, with Reservoir Description and Production Enhancement operations posting all-time high quarterly revenue totals.

The Company's outlook for 2014 remains positive. With continued support from robust Brent crude pricing and the expected delivery of additional deepwater drilling rigs, Core believes that it will have expanding opportunities in increasingly more established fields as well as new field development projects. In addition, as it has consistently done in the past decade, the Company plans to enter new fields where it currently does not have operations as well as offer new technologies and additional services in 2014. These new technologies and services, such as the FlowProfilerTM and the Fracorating SystemTM technologies featured in this release, will be targeted at increasing the daily productivity and ultimate hydrocarbon recovery rates from liquids-related unconventional and conventional reservoir developments worldwide. Therefore, Core believes its business model goal of achieving a revenue growth rate of 200 to 400 basis points above the increase in the worldwide activity level remains intact, with incremental margins, between 35% and 45%, positively impacting operating margins.

Core expects FCF totals to approach $300,000,000 in 2014 with the Company's client-directed capex program to equal that of 2013. The Company plans on increasing its quarterly dividend in 2014 while continuing its Share Repurchase Program thereby expanding its Shareholder Capital Return Program.

The Company has scheduled a conference call to discuss Core's third quarter 2013 earnings announcement. The call will begin at 7:30 a.m. CDT / 2:30 p.m. CET on Thursday, 17 October 2013. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2012 Form 10-K filed on 19 February 2013, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	30 September 2013	30 September 2012	30 September 2013	30 September 2012

REVENUE	$273,163	$245,428	$797,229	$726,625

OPERATING EXPENSES:
Costs of services and sales	167,427	155,341	494,575	460,861
General and administrative expenses	14,346	10,504	38,328	30,883
Depreciation and amortization	6,753	6,459	18,742	17,419
Other (income) expense, net	41	(2,256)	82	(3,950)

OPERATING INCOME	84,596	75,380	245,502	221,412
Interest expense	2,302	2,160	6,834	6,528

INCOME BEFORE INCOME TAX EXPENSE	82,294	73,220	238,668	214,884
INCOME TAX EXPENSE	20,490	18,671	60,190	53,454
NET INCOME	61,804	54,549	178,478	161,430
NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(91)	146	391	160
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$61,895	$54,403	$178,087	$161,270

Diluted Earnings Per Share:	$1.35	$1.14	$3.86	$3.38

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	45,828	47,528	46,150	47,754

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$131,533	$124,156	$386,000	$366,724
Production Enhancement	119,511	100,871	337,141	297,151
Reservoir Management	22,119	20,401	74,088	62,750
Total	$273,163	$245,428	$797,229	$726,625

Operating income (loss):
Reservoir Description	$35,938	$36,780	$107,707	$107,271
Production Enhancement	42,284	32,339	113,761	95,434
Reservoir Management	6,516	6,029	23,837	21,057
Corporate and other	(142)	232	197	(2,350)
Total	$84,596	$75,380	$245,502	$221,412

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

ASSETS:	30 September 2013	31 December 2012
	(Unaudited)
Cash and Cash Equivalents	$22,204	$19,226
Accounts Receivable, net	205,121	184,774
Inventory	53,646	49,265
Other Current Assets	26,857	43,642
Total Current Assets	307,828	296,907

Property, Plant and Equipment, net	135,001	125,418
Intangibles, Goodwill and Other Long Term Assets, net	214,647	214,191
Total Assets	$657,476	$636,516

LIABILITIES AND EQUITY:

Accounts Payable	53,901	55,168
Other Current Liabilities	83,929	85,342
Total Current Liabilities	137,830	140,510

Long-Term Debt & Lease Obligations	256,007	234,033
Other Long-Term Liabilities	79,348	74,060

Total Equity	184,291	187,913
Total Liabilities and Equity	$657,476	$636,516

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Nine Months Ended
30 September 2013

CASH FLOWS FROM OPERATING ACTIVITIES	$210,648

CASH FLOWS FROM INVESTING ACTIVITIES	(31,822)

CASH FLOWS FROM FINANCING ACTIVITIES	(175,848)

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,978
CASH AND CASH EQUIVALENTS, beginning of period	19,226
CASH AND CASH EQUIVALENTS, end of period	$22,204

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we used certain non-GAAP measures that exclude these Items; and we feel that this presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income
(amounts in thousands)
(Unaudited)

	Three Months Ended	Three Months Ended
	30 September 2013	30 September 2012

Operating income	$84,596	$75,380
Foreign exchange (gains) losses	518	(610)
Gain from insurance settlement	—	(1,023)
Operating income excluding specific items	$85,114	$73,747

	Nine Months Ended	Nine Months Ended
	30 September 2013	30 September 2012

Operating income	$245,502	$221,412
Foreign exchange (gains) losses	2,149	(281)
NYSE Euronext listing-related costs	—	683
Legal entity realignment	—	1,860
Gain from insurance settlement	—	(4,389)
Operating income excluding specific items	$247,651	$219,285

	Three Months Ended 30 September 2013
	Reservoir Description	Production Enhancement	Reservoir Management

Operating income	$35,938	$42,284	$6,516
Foreign exchange (gains) losses	246	285	(42)
Operating income excluding specific items	$36,184	$42,569	$6,474

	Three Months Ended 30 September 2012
	Reservoir Description	Production Enhancement	Reservoir Management

Operating income	$36,780	$32,339	$6,029
Gain from insurance settlement	—	(1,023)	—
Foreign exchange gains	(249)	(407)	(91)
Operating income excluding specific items	$36,531	$30,909	$5,938

Reconciliation of Net Income
(amounts in thousands)
(Unaudited)

	Three Months Ended	Three Months Ended
	30 September 2013	30 September 2012

Net income	$61,895	$54,403
Foreign exchange (gains) losses (net of tax)	389	(454)
Gain from insurance settlement (net of tax)	—	(762)
Impact of lower effective tax rate	—	358
Net income excluding specific items	$62,284	$53,545

	Nine Months Ended	Nine Months Ended
	30 September 2013	30 September 2012

Net income	$178,087	$161,270
Foreign exchange (gains) losses (net of tax)	1,617	(200)
NYSE Euronext listing-related costs (net of tax)	—	517
Legal entity realignment (net of tax)	—	1,408
Gain from insurance settlement (net of tax)	—	(3,293)
Impact of lower effective tax rate	—	(159)
Net income excluding specific items	$179,704	$159,543

Reconciliation of Earnings Per Diluted Share
(Unaudited)

	Three Months Ended	Three Months Ended
	30 September 2013	30 September 2012

Earnings per diluted share	$1.35	$1.14
Foreign exchange (gains) losses (net of tax)	0.01	(0.01)
Gain from insurance settlement (net of tax)	—	(0.01)
Impact of lower effective tax rate	—	0.01
Earnings per diluted share excluding specific items	$1.36	$1.13

	Nine Months Ended	Nine Months Ended
	30 September 2013	30 September 2012

Earnings per diluted share	$3.86	$3.38
Foreign exchange (gains) losses (net of tax)	0.03	—
NYSE Euronext listing-related costs (net of tax)	—	—
Legal entity realignment (net of tax)	—	0.03
Gain from insurance settlement (net of tax)	—	(0.07)
Impact of lower effective tax rate	—	—
Earnings per diluted share excluding specific items	$3.89	$3.34

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

	Three Months Ended	Nine Months Ended
	30 September 2013	30 September 2013

Net cash provided by operating activities	$74,147	$210,648
Capital expenditures	(9,053)	(26,988)
Free cash flow	$65,094	$183,660

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